UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2022

Aravive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36361	26-4106690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

River Oaks Tower
3730 Kirby Drive, Suite 1200
Houston, Texas 77098
(Address of principal executive offices)

(936) 355-1910
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ARAV	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On March 22, 2022, Aravive, Inc. (the “Company”) announced the appointment of Leonard Scott Dove, Ph.D, effective March 21, 2022, as Chief Operating Officer of the Company. A copy of the press release announcing Dr. Dove’s appointment is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Dr. Dove, age 49, joins the Company from PPD, Inc. (“PPD”), a Thermo Fisher Scientific company (NYSE: TMO). PPD is a leading global provider of clinical research services to the biopharma and biotech industry. At PPD, where Dr. Dove previously worked from November 2017 to March 2022, he served as Senior Vice President and General Manager where he provided strategic direction and oversight of PPD’s Early Development Services business unit. In this role, Dr. Dove was responsible for the organizational design and executive management of early phase CRO operations. Prior to joining PPD, from August 2015 to November 2017, Dr. Dove was an Executive Director of Clinical Development with Allergan, Inc. (“Allergan”) in a contract capacity serving as global clinical development leader for Viberzi®/Truberzi® (eluxadoline). At Allergan, he negotiated marketing approvals, labeling, and post-marketing requirements for eluxadoline as a treatment for irritable bowel syndrome, while overseeing the development and operational execution of its label expansion and lifecycle management clinical strategy. Dr. Dove previously oversaw the development of eluxadoline as program leader at Furiex Pharmaceuticals, Inc., managing the program through successful NDA submission until the acquisition of Furiex by Actavis plc (now Allergan). Dr. Dove received his B.S. in biochemistry and a doctorate in pharmacology from Texas A&M University.

Dr. Dove is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Dove, on the one hand, and any other persons, on the other hand, pursuant to which Dr. Dove was selected as a member of the Board.

Pursuant to the terms of an Offer Letter between Dr. Dove and the Company, which is effective as of March 21, 2022 (the “Offer Letter”), Dr. Dove’s compensation for services provided as the Company’s Chief Operating Officer includes: (i) an annual base salary of $385,000; (ii) eligibility to be considered for an annual discretionary incentive and retention bonus targeted at 40% of his annual base salary (pro-rated for the number of days worked in 2022), dependent on performance with respect to both corporate and individual goals, as determined by the Company’s Board of Directors; and (iii) an option to purchase 200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The stock options granted have an exercise price equal to the fair market value of the Common Stock on the date of the grant, expire ten years after the date of the grant and will vest as follows: 25% of the shares subject to the options will vest twelve months after the date of the grant, and the remaining 75% of the shares subject to the options will vest in equal monthly installments over the next 36 months following the one-year anniversary of the date of grant, subject to Dr. Dove’s continued service to the Company. All compensation offered to Dr. Dove is subject to applicable tax withholdings. The Offer Letter also contains an Employee Confidential Information and Inventions Assignment Agreement.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter between Dr. Dove and the Company, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Exhibit Description

10.1	Offer Letter between Leonard Scott Dove, Ph.D. and Aravive, Inc.
99.1	Aravive, Inc. press release issued March 22, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2022	ARAVIVE, INC. (Registrant)

	By:	/s/ Vinay Shah
	Name:	Vinay Shah
	Title:	Chief Financial Officer